Exhibit 99.1

News Announcement

Conference Call:	Today, October 27, 2008 at 10:00 a.m. ET
Dial-in number:	212/231-2915
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD QUARTER

DILUTED EPS OF $1.69 AND EBITDA OF $150.1 MILLION

- Establishes 2008 Fourth Quarter and Updates 2008 Full Year Guidance -

Wyomissing, Penn., (October 27, 2008) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported third quarter operating results for the period ended September 30, 2008, as summarized below.

Summary of Third Quarter Results

	Three Months Ended
	September 30,
		Revised Guidance
		from October 2, 2008	2008 Guidance
(in millions, except per share data)	2008 Actual	(2)	Original (3)	2007 Actual
Net revenues	$617.9	$617.0	$657.5	$629.5
EBITDA (1)	150.1	146.3	178.6	177.6

Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, merger termination settlement fees, net of related expenses, and other expenses	(2.6)		(131.2)	(131.0)
Net income	$147.5		$47.4	$46.6

Diluted earnings per share	$1.69		$0.53	$0.52

(1)   EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of (loss) earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)   The figures in this column present the revised guidance Penn National Gaming provided on October 2, 2008 for the quarter ended September 30, 2008.  At the time, Penn National Gaming did not revise its prior guidance for third quarter 2008 expenses, net income and diluted earnings per share.

(3)   The figures in this column present the guidance Penn National Gaming provided on July 24, 2008 for the quarter ended September 30, 2008.

-more-

Review of Third Quarter 2008 Results vs. Guidance and Third Quarter 2007 Results

	Three Months Ended
	September 30,
	2008	2008 Guidance (1)	2007
Diluted earnings per share	$1.69	$0.53	$0.52
Lobbying expenses	0.17	—	—
Separation payments	0.04	0.04	—
Merger termination settlement fees, net of related expenses	(1.36)	—	—
Currency translation loss	(0.02)	—	0.02
Benefit of share repurchases in 2008 third quarter	(0.02)	—	—
Diluted earnings per share before lobbying expenses, separation payments, merger termination settlement fees, net of related expenses, currency translation loss and benefit of share repurchases in 2008 third quarter	$0.50	$0.57	$0.54

(1)          The figures in this column present the guidance Penn National Gaming provided on July 24, 2008 for the quarter ended September 30, 2008.

Commenting on the quarterly results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “Third quarter operating results were impacted by a confluence of factors including the economy, smoking bans, lobbying costs, personnel separation payments and disruption related to hurricanes.

“In the face of the current operating environment, Penn National has taken timely steps to maintain operating margins through cost reductions and other initiatives.  As a result, and reflecting our focus on returns, property level EBITDA margins were approximately 28.7% in the 2008 third quarter, compared with approximately 30.4% in the year ago period.  In light of the economic decline, our property management teams have continued to find ways to be successful with their strategies to preserve margins.

“We continue to emphasize the attraction, retention and development of premier, results-oriented management talent.  We recently promoted Tom Burke, the former General Manager at Argosy Casino Hotel & Spa in Riverside, to Senior Vice President Regional Operations.  Tom and SVP Regional Operations, John Finamore, are sharing responsibility for the overall management of Penn National’s facilities, with both reporting directly to President and Chief Operating Officer, Timothy Wilmott.  In establishing this structure, we expect to achieve further operational efficiencies and to implement targeted regional marketing initiatives and operational best practices.

“As further evidence of our strong property level management talent, we also promoted 20-year gaming industry veteran and former Assistant General Manager at Charles Town Races & Slots, Ameet Patel, to serve as the General Manager at Argosy Casino Hotel & Spa in Riverside.  In addition, we recruited Tony Rodio, who previously served as Regional President and Chief Operating Officer of Atlantic City Hilton and Resorts Atlantic City, to serve as the General Manager of Argosy Casino Lawrenceburg.  Tony’s career successes in increasing market share and improving operating efficiencies and financial performance in competitive markets will be especially important as we move toward completing construction in mid-2009 of the new Argosy Casino Lawrenceburg riverboat, which will feature 1,500 additional gaming positions, enhanced amenities and a floor layout that better facilitates customer flow.

“Penn National’s 2008 third quarter results benefited from the opening earlier this year of Hollywood Casino at Penn National Race Course, where EBITDA continued to ramp on a quarterly sequential basis.  In addition, early in the third quarter, the permanent Hollywood Slots Hotel and Raceway in Bangor, Maine opened featuring 1,000 slot machines, an attached parking garage, excellent dining offerings and a hotel.  These factors contributed to the facility’s approximate 45% revenue growth on both a year-over-year and quarterly sequential basis.  With significant patronage and revenue growth at both Hollywood Casino at Penn National and Hollywood Slots Hotel and Raceway in Bangor, we are focused on expanding the EBITDA contributions from these facilities as we rationalize operating costs, fine tune the slot floor mix and player marketing efforts, and adjust food and beverage and entertainment offerings.

“In addition to the recent facility expansions and enhancements which benefited third quarter results, in September we opened the 153-room hotel at Charles Town.  Charles Town is now positioned as an integrated, high quality lodging, gaming entertainment and racing destination and we look forward to the opportunity next year to have local voters consider a referendum allowing table games which, if passed, would significantly increase the facility’s economic contributions to the county and the state.

“In Illinois, Penn National also plans to invest $50 million to improve Empress Casino Joliet’s competitive position, which follows the Illinois Gaming Board’s ruling earlier this year allowing Penn National to retain this facility.  We expect to begin the capital improvements at this property in early 2009 with gaming vessel, food, beverage and VIP amenity upgrades expected to be completed in the third quarter of 2009.

“During the third quarter and into the fourth quarter, Penn National allocated significant capital in Ohio, and more modest sums in Maryland and Maine, to support local efforts to educate voters on pending gaming referenda.  While the outcome of the upcoming elections is uncertain, we have taken a proactive approach in advancing our strategic interests in markets that could be affected by legislation under consideration.  In addition to our broad geographic diversity, which provides a measure of insulation from events in any one jurisdiction, we also rely on lobbying and, in some cases, we have acquired options on land parcels with an objective to develop properties in jurisdictions considering gaming.  We believe this overall approach represents a prudent deployment of capital as it offers both risk protection and potential opportunities for growth.

“In the third quarter, Penn National Gaming learned that it was unsuccessful in its bid to manage the gaming facility in Sumner County, Kansas.  Although we were selected for a license in Cherokee County, following a lengthy and thorough review of our strategic options regarding Cherokee County, for a variety of reasons, the Company withdrew its application for the Southeast Gaming Zone.

“Given the many challenges that the industry faced during the third quarter of 2008, we believe that the results generated by Penn National during the period underscore the long-term attractiveness of the gaming sector.  While the economic environment is unpredictable, Penn National is poised to continue to perform well and we are taking appropriate steps in the management of our properties, evaluation of growth opportunities, risk management and prudent deployment of our exceptional balance sheet to deliver returns to our shareholders.  The Company is actively evaluating uses of its capital, pending receipt of the remaining $775 million preferred equity investment purchase consideration currently held in escrow.  In order to allow for maximum flexibility in the deployment of this capital, some of the funds will be placed in an unrestricted subsidiary, which will allow the Company to acquire its own equity or debt or the equity or debt of other gaming companies.  Penn National also intends to have discussions with its lenders to determine the best solution for allowing the Company to have the flexibility it needs to efficiently deploy this capital while preserving the lenders’ ability to have those assets within the collateral of the existing credit facility.”

Termination of Merger Agreement and Receipt of Funds

On July 3, 2008, Penn National Gaming entered into an agreement with certain affiliates of Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”), terminating the merger pursuant to which Penn National Gaming was to be acquired for $67.00 per share.  In connection with the termination of the merger agreement, Penn National Gaming agreed to receive a total of $1.475 billion, consisting of a nonrefundable $225 million cash termination fee and a $1.25 billion, zero coupon, preferred equity investment.

Pursuant to the terms of the preferred equity purchase agreement, the purchasers made a nonrefundable $475 million payment to Penn National Gaming on July 3, 2008, in addition to the payment of the nonrefundable $225 million cash termination fee.  Under the terms of the purchase agreement, the purchasers deposited the remaining preferred equity investment purchase consideration with an escrow agent, First American Title Insurance Company.  The funds will be released from escrow upon the issuance of the preferred stock, which is subject to the receipt of required regulatory approvals and the satisfaction of certain other conditions.  Penn National Gaming is in the process of securing the remaining required regulatory approvals and expects to satisfy all conditions to funding and the related issuance of the preferred stock in late October or early November.

Development and Expansion Projects

The table below outlines Penn National Gaming’s current pipeline of new or expanded facilities:

			Amount
			Expended
	New	Planned	through	Expected
	Gaming	Total	September 30,	Opening
Project/Scope	Positions	Budget	2008	Date
		(in millions)
Hollywood Slots Hotel and Raceway (ME) - A permanent facility featuring a 1,500 slot facility (1,000 slot machines at opening), a 152-room hotel, 1,500 space parking garage and several restaurants.	525	$139	$132	Gaming Facility - Opened July 2008 Hotel - Opened August 2008

Charles Town (WV) - A 153-room, on-site, hotel	—	$21	$20	Opened September 2008

Hollywood Casino at Penn National Race Course (PA) - Expansion of property, consisting of a buffet, specialty restaurant and 217 slot machines.	217	$16	$8	Buffet - Opened October 2008 Specialty Restaurant - December 2008 Slot Machines - 207 Installed in August 2008

Argosy Casino Lawrenceburg (IN) - New two- level, 270,000 square foot gaming barge, an additional 1,500 space parking garage and road and infrastructure improvements. The Hollywood- themed gaming barge will allow 3,617 positions on one level, and another 660 positions will be added to the second level, along with restaurants and other amenities on the gaming barge.	1,162	$336	$172	Parking Facility - Opened May 2008 Gaming Facility - 2nd Quarter 2009

Empress Casino Hotel (IL) - Upgrades to gaming vessel, food and beverage offerings and VIP amenities.	—	$50	$—	3rd Quarter 2009

Black Gold Casino at Zia Park (NM) - A 153- room, attached, hotel	—	$30	$—	3rd Quarter 2010

Financial Guidance

The following table sets forth current guidance targets for financial results for the 2008 fourth quarter and full year, based on the following assumptions:

•                  Economic conditions do not deteriorate any further;

•                  All fourth quarter 2008 lobbying expenses are excluded from guidance, although it is expected that such expenses will be significant;

•                  The 3% horse racing tax surcharge in Illinois that expired May 25, 2007 will not be renewed;

•                  The Pennsylvania Gaming Control Board allows for the adjustment to the percentage of floor which is non smoking, based on the relationship of smoking revenues to non smoking revenues. The smoking ban went into effect on September 11, 2008;

•                  Pre-opening costs at Hollywood Casino at Penn National Race Course of $4.6 million for 2008, with the full cost incurred in the first quarter of 2008;

•                  Total pre-opening costs at Hollywood Slots Hotel and Raceway, in Bangor, of $2.7 million for 2008, all of which occurred in the first nine months of 2008;

•                  Depreciation and amortization charges in 2008 of $175.1 million, with $45.9 million projected to be incurred in the fourth quarter of 2008.  The increases over 2007 levels are primarily attributable to the permanent Hollywood Casino at Penn National Race Course facility, the parking garage at Argosy Casino Lawrenceburg, the Hollywood Slots Hotel and Raceway and the Charles Town Inn;

•                  A loss on disposal of assets of $1.7 million in 2008, with $0.7 million of the cost incurred in the fourth quarter of 2008.  Of the 2008 total, $0.5 million was attributable to the fire at the Baton Rouge warehouse in the third quarter and $0.5 million is attributable to the disposal of the gaming barge at Bay St. Louis that was damaged in Hurricane Katrina;

•                  Estimated non-cash stock compensation expenses of $24.9 million for 2008, (inclusive of the $3.0 million one-time, non-cash charge incurred in the 2008 third quarter).

•                  Includes the $3.2 million one-time severance charge at corporate incurred in the 2008 third quarter;

•                  Assumes the balance on the revolving credit facility will be reduced on receipt of the $775 million held in escrow related to the planned issuance of the Series B Redeemable Preferred Stock;

•                  ABR and LIBOR borrowings are estimated based on the current forward curve;

•                  Assumes that the preferred equity issuance on October 31, 2008 will result in an increase to the diluted share calculation of 27,778,000 shares while Penn National Gaming common stock shares trade below $45;

•                  Does not reflect the financial impact of share repurchases, interest income or other results from any investments made with the proceeds from the planned issuance of the Series B Redeemable Preferred Stock; and

•                  There will be no material changes in applicable legislation or regulation, world events, weather, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

Financial Guidance (continued)

	Three Months Ended		Full Year Ended
	December 31,	December 31,	2008 Revised	2008 Prior
(in millions, except per share data)	2008 Guidance	2007 Actual	Guidance	Guidance (2)	2007 Actual
Net revenues	$570.4	$585.8	$2,422.4	$2,537.6	$2,436.8
EBITDA (1)	145.0	154.6	621.2	682.4	672.7
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, merger termination settlement fees, net of related expenses, and other expenses	(115.1)	(122.4)	(366.1)	(509.6)	(512.6)
Net income GAAP	$29.9	$32.2	$255.1	$172.8	$160.1
Diluted earnings per share	$0.28	$0.36	$2.75	$1.81	$1.81

(1)          EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of (loss) earnings from joint venture.

(2)          The figures in this column present the guidance Penn National Gaming provided on July 24, 2008 for the full year ended December 31, 2008.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information – Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Charles Town Entertainment Complex	$123,364	$133,376	$35,771	$40,296
Argosy Casino Lawrenceburg	104,925	121,777	34,041	41,382
Hollywood Casino Aurora	49,257	63,755	17,565	21,304
Empress Casino Hotel	42,916	55,926	10,460	11,155
Argosy Casino Riverside	46,465	44,999	15,673	14,810
Hollywood Casino Baton Rouge	29,591	34,201	11,223	13,862
Argosy Casino Alton	20,728	30,050	5,488	11,558
Hollywood Casino Tunica	22,346	26,380	5,507	7,547
Hollywood Casino Bay St. Louis	25,037	24,545	5,286	4,626
Argosy Casino Sioux City	13,747	13,504	4,704	4,406
Boomtown Biloxi	18,013	20,861	4,593	5,049
Hollywood Slots Hotel and Raceway (2)	18,495	12,674	3,496	3,917
Bullwhackers	6,126	7,886	(283)	776
Black Gold Casino at Zia Park	23,009	20,367	8,352	7,331
Casino Rama management service contract	4,898	5,217	4,451	4,811
Hollywood Casino at Penn National Race Course (3)	65,181	11,815	11,667	(1,013)
Raceway Park	2,152	2,117	(240)	(333)
Sanford-Orlando Kennel Club (4)	1,637	—	(161)	—
Earnings from Pennwood Racing, Inc.	—	—	(139)	(122)
Corporate overhead	—	—	(27,359)	(13,726)
Total	$617,887	$629,450	$150,095	$177,636

	NET REVENUES		EBITDA (1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Charles Town Entertainment Complex	$367,949	$382,112	$106,469	$114,848
Argosy Casino Lawrenceburg	334,573	364,871	108,899	123,908
Hollywood Casino Aurora	153,380	192,307	47,935	62,568
Empress Casino Hotel	132,219	174,032	32,585	38,533
Argosy Casino Riverside	139,412	129,831	47,478	41,948
Hollywood Casino Baton Rouge	97,467	103,123	39,475	42,840
Argosy Casino Alton	65,156	91,279	16,348	28,975
Hollywood Casino Tunica	69,017	79,351	17,362	20,572
Hollywood Casino Bay St. Louis	76,329	73,495	16,486	14,274
Argosy Casino Sioux City	42,068	41,456	14,598	13,706
Boomtown Biloxi	57,619	67,599	16,532	20,396
Hollywood Slots Hotel and Raceway (2)	41,273	35,635	8,527	10,648
Bullwhackers	17,629	22,500	(118)	2,537
Black Gold Casino at Zia Park (5)	66,415	37,280	24,885	13,821
Casino Rama management service contract	13,577	13,032	12,318	11,983
Hollywood Casino at Penn National Race Course (3)	166,258	37,199	23,952	(1,362)
Raceway Park	6,082	5,850	(701)	(706)
Sanford-Orlando Kennel Club (4)	5,544	—	74	—
Earnings from Pennwood Racing, Inc.	—	—	(1,050)	243
Corporate overhead	—	—	(55,861)	(41,639)
Total	$1,851,967	$1,850,952	$476,193	$518,093

(1)   EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of (loss) earnings from joint venture.  A reconciliation of net income per GAAP to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)   On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

(3)   Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(4)   The acquisition effective date was October 17, 2007.

(5)   Results for the nine months ended September 30, 2007 reflect the April 16, 2007 acquisition effective date.

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

 (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
EBITDA	$150,095	$177,636	$476,193	$518,093
Loss (earnings) from joint venture	139	122	1,050	(243)
Depreciation and amortization	(44,224)	(37,241)	(129,198)	(110,221)
Charge for stock compensation	(8,991)	(6,330)	(18,519)	(19,184)
Loss on disposal of assets	(642)	(308)	(999)	(1,366)
Income from operations	$96,377	$133,879	$328,527	$387,079
Interest expense	(37,880)	(50,203)	(129,631)	(149,852)
Interest income	720	1,020	1,956	3,185
(Loss) earnings from joint venture	(139)	(122)	(1,050)	243
Merger termination settlement fees, net of related expenses	195,471	—	195,471	—
Other	636	(2,637)	1,520	(8,341)
Taxes on income	(107,694)	(35,347)	(171,543)	(104,484)
Net income	$147,491	$46,590	$225,250	$127,830

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended September 30, 2008

	Income (loss)		Depreciation	Loss (gain)	Loss from
	from	Charge for stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$30,136	$—	$5,635	$—	$—	$35,771
Argosy Casino Lawrenceburg	29,317	—	4,670	54	—	34,041
Hollywood Casino Aurora	15,630	—	1,935	—	—	17,565
Empress Casino Hotel	7,997	—	2,471	(8)	—	10,460
Argosy Casino Riverside	11,844	—	3,809	20	—	15,673
Hollywood Casino Baton Rouge	8,310	—	2,371	542	—	11,223
Argosy Casino Alton	3,989	—	1,499	—	—	5,488
Hollywood Casino Tunica	3,801	—	1,700	6	—	5,507
Hollywood Casino Bay St. Louis	1,776	—	3,510	—	—	5,286
Argosy Casino Sioux City	3,599	—	1,101	4	—	4,704
Boomtown Biloxi	1,719	—	2,868	6	—	4,593
Hollywood Slots Hotel and Raceway (1)	544	—	2,952	—	—	3,496
Bullwhackers	(775)	—	469	23	—	(283)
Black Gold Casino at Zia Park	7,184	—	1,168	—	—	8,352
Casino Rama management service contract	4,451	—	—	—	—	4,451
Hollywood Casino at Penn National Race Course (2)	5,672	—	6,000	(5)	—	11,667
Raceway Park	(335)	—	95	—	—	(240)
Sanford-Orlando Kennel Club	(255)	—	94	—	—	(161)
Earnings from Pennwood Racing, Inc.	—	—	—	—	(139)	(139)
Corporate overhead	(38,227)	8,991	1,877	—	—	(27,359)
Total	$96,377	$8,991	$44,224	$642	$(139)	$150,095

Three Months Ended September 30, 2007

					Loss
	Income (loss)		Depreciation	(Gain) loss	from
	from	Charge for stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$34,229	$—	$6,068	$(1)	$—	$40,296
Argosy Casino Lawrenceburg	37,070	—	4,312	—	—	41,382
Hollywood Casino Aurora	19,330	—	1,974	—	—	21,304
Empress Casino Hotel	8,100	—	3,055	—	—	11,155
Argosy Casino Riverside	11,050	—	3,758	2	—	14,810
Hollywood Casino Baton Rouge	11,695	—	2,149	18	—	13,862
Argosy Casino Alton	9,559	—	1,999	—	—	11,558
Hollywood Casino Tunica	5,429	—	2,040	78	—	7,547
Hollywood Casino Bay St. Louis	1,407	—	3,219	—	—	4,626
Argosy Casino Sioux City	3,285	—	1,121	—	—	4,406
Boomtown Biloxi	2,417	—	2,634	(2)	—	5,049
Hollywood Slots Hotel and Raceway (1)	2,870	—	1,047	—	—	3,917
Bullwhackers	245	—	531	—	—	776
Black Gold Casino at Zia Park	6,096	—	1,235	—	—	7,331
Casino Rama management service contract	4,811	—	—	—	—	4,811
Hollywood Casino at Penn National Race Course (2)	(1,419)	—	381	25	—	(1,013)
Raceway Park	(415)	—	82	—	—	(333)
Earnings from Pennwood Racing, Inc.	—	—	—	—	(122)	(122)
Corporate overhead	(21,880)	6,330	1,636	188	—	(13,726)
Total	$133,879	$6,330	$37,241	$308	$(122)	$177,636

(1)   On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

(2)   Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Nine Months Ended September 30, 2008

					Loss
	Income (loss)		Depreciation	Loss (gain)	from
	from	Charge for stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$89,095	$—	$17,337	$37	$—	$106,469
Argosy Casino Lawrenceburg	95,450	—	13,345	104	—	108,899
Hollywood Casino Aurora	42,069	—	5,863	3	—	47,935
Empress Casino Hotel	24,203	—	8,348	34	—	32,585
Argosy Casino Riverside	36,014	—	11,444	20	—	47,478
Hollywood Casino Baton Rouge	31,957	—	6,976	542	—	39,475
Argosy Casino Alton	11,743	—	4,585	20	—	16,348
Hollywood Casino Tunica	11,997	—	5,314	51	—	17,362
Hollywood Casino Bay St. Louis	4,919	—	11,557	10	—	16,486
Argosy Casino Sioux City	11,273	—	3,327	(2)	—	14,598
Boomtown Biloxi	8,085	—	8,316	131	—	16,532
Hollywood Slots Hotel and Raceway (1)	3,557	—	4,970	—	—	8,527
Bullwhackers	(1,626)	—	1,487	21	—	(118)
Black Gold Casino at Zia Park	21,238	—	3,647	—	—	24,885
Casino Rama management service contract	12,318	—	—	—	—	12,318
Hollywood Casino at Penn National Race Course (2)	7,889	—	16,052	11	—	23,952
Raceway Park	(979)	—	278	—	—	(701)
Sanford-Orlando Kennel Club	(389)	—	463	—	—	74
Earnings from Pennwood Racing, Inc.	—	—	—	—	(1,050)	(1,050)
Corporate overhead	(80,286)	18,519	5,889	17	—	(55,861)
Total	$328,527	$18,519	$129,198	$999	$(1,050)	$476,193

Nine Months Ended September 30, 2007

					Earnings
	Income (loss)		Depreciation	(Gain) loss	from
	from	Charge for stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$96,247	$—	$18,602	$(1)	$—	$114,848
Argosy Casino Lawrenceburg	111,033	—	12,896	(21)	—	123,908
Hollywood Casino Aurora	56,071	—	6,497	—	—	62,568
Empress Casino Hotel	29,784	—	9,136	(387)	—	38,533
Argosy Casino Riverside	31,445	—	10,575	(72)	—	41,948
Hollywood Casino Baton Rouge	36,446	—	6,325	69	—	42,840
Argosy Casino Alton	22,853	—	6,121	1	—	28,975
Hollywood Casino Tunica	14,796	—	5,732	44	—	20,572
Hollywood Casino Bay St. Louis	4,670	—	9,567	37	—	14,274
Argosy Casino Sioux City	10,363	—	3,343	—	—	13,706
Boomtown Biloxi	12,545	—	7,880	(29)	—	20,396
Hollywood Slots Hotel and Raceway (1)	7,484	—	3,164	—	—	10,648
Bullwhackers	829	—	1,690	18	—	2,537
Black Gold Casino at Zia Park (3)	11,556	—	2,265	—	—	13,821
Casino Rama management service contract	11,983	—	—	—	—	11,983
Hollywood Casino at Penn National Race Course (2)	(3,891)	—	1,156	1,373	—	(1,362)
Raceway Park	(936)	—	232	(2)	—	(706)
Earnings from Pennwood Racing, Inc.	—	—	—	—	243	243
Corporate overhead	(66,199)	19,184	5,040	336	—	(41,639)
Total	$387,079	$19,184	$110,221	$1,366	$243	$518,093

(1)	On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

(2)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(3)	Results for the nine months ended September 30, 2007 reflect the April 16, 2007 acquisition effective date.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Gaming	$558,424	$574,717	$1,685,455	$1,694,091
Management service fee	4,898	5,217	13,577	13,032
Food, beverage and other	88,670	82,418	252,040	239,082

Gross revenues	651,992	662,352	1,951,072	1,946,205
Less promotional allowances	(34,105)	(32,902)	(99,105)	(95,253)
Net revenues	617,887	629,450	1,851,967	1,850,952

Operating expenses
Gaming	298,202	296,919	887,644	878,296
Food, beverage and other	68,935	62,476	200,454	183,929
General and administrative	110,149	98,935	306,144	291,427
Depreciation and amortization	44,224	37,241	129,198	110,221
Total operating expenses	521,510	495,571	1,523,440	1,463,873
Income from operations	96,377	133,879	328,527	387,079

Other income (expenses)
Interest expense	(37,880)	(50,203)	(129,631)	(149,852)
Interest income	720	1,020	1,956	3,185
(Loss) earnings from joint venture	(139)	(122)	(1,050)	243
Merger termination settlement fees, net of related expenses	195,471	—	195,471	—
Other	636	(2,637)	1,520	(8,341)
Total other expenses	158,808	(51,942)	68,266	(154,765)

Income from operations before income taxes	255,185	81,937	396,793	232,314
Taxes on income	107,694	35,347	171,543	104,484
Net income	$147,491	$46,590	$225,250	$127,830

Basic earnings per share	$1.72	$0.54	$2.61	$1.50
Diluted earnings per share	$1.69	$0.52	$2.55	$1.45

Weighted average shares outstanding

Basic	85,785	85,931	86,288	85,336
Diluted	87,230	88,813	88,228	88,139

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets, merger termination settlement fees (net of related expenses) and other expenses, and inclusive of (loss) earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per share per GAAP.  A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income from operations per GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2915; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until November 26, 2008 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21395755.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 25,400 slot machines, approximately 400 table games, over 2,000 hotel rooms and more than 930,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements, including statements addressing 2008 guidance, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; that the conditions to closing the transactions contemplated by the preferred stock purchase agreement entered into by the Company, pursuant to which the Company will issue preferred stock to affiliates of Fortress Investment Group LLC, (“Fortress”), affiliates of Centerbridge Partners, L.P. (“Centerbridge”), affiliates of Wachovia Corporation and affiliates of Deutsche Bank AG, are not satisfied, or the issuance of the preferred stock otherwise fails to close; the outcome of any legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress and Centerbridge; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact (such as a smoking ban at any of our facilities) operations in the jurisdictions in which we do business; the activities of our existing competitors and the emergence of new competition; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the effects of the volatility and disruption of local and national economic, credit and capital market and energy conditions on the economy in general, and on the gaming and lodging industries in particular, and our ability to access financing; construction factors, including delays, increased cost of labor and materials; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other filings with the United States Securities and Exchange Commission.  We do not intend to update publicly any forward-looking statements except as required by law.

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